NEWS RELEASE

FOR IMMEDIATE RELEASE


      Vivendi                                         Superior Services, Inc.
      Contact:  Alain Delrieu                         Contact:  George K. Farr
      Telephone:  011-331-171711711                   Chief Financial Officer
      Fax:  011-331-171713711                         Telephone:  (414) 479-7834
               or
      Sandra Sokoloff
      Telephone: (212) 367-6892

           VIVENDI COMPLETES TENDER OFFER FOR SUPERIOR SERVICES, INC.

       PARIS, FRANCE and MILWAUKEE, WIS. -- July 19, 1999 -- Vivendi, the world's largest environmental services provider and one of Europe's fastest-growing companies, today announced its successful completion of its tender offer to acquire the common stock of Superior Services, Inc. (NASDAQ:SUPR), headquartered in Milwaukee, Wisconsin, for US $27.00 per share in cash.

         Approximately 29.3 million shares of Superior Services, Inc. common stock, or approximately 82% of the shares on a fully diluted basis, were validly tendered and not withdrawn prior to the expiration of Vivendi's tender offer at 12:00 midnight Friday, July 16, according to a preliminary count by ChaseMellon Shareholder Services, L.L.C., the depository for the tender offer.

         Vivendi has accepted for payment the shares which were tendered and, after receipt of all necessary state solid waste permit approvals, will, pursuant to the terms of the merger agreement between Vivendi and Superior Services Inc., acquire the remaining Superior shares that Vivendi does not already own through a merger in which Superior's remaining shares will be converted into the right to receive $27.00 per share in cash. As a result of the merger, Superior will become a subsidiary of Vivendi.

       Vivendi  is  a  leading   participant  in  Europe's   communications  and
environmental services. Vivendi has 235,000 employees, annual sales of about $40 billion and a market capitalization of over $41 billion.

       Superior Services, Inc. is an acquisition-oriented, fully-integrated solid waste services company providing solid waste collection, transfer, recycling and disposal services to more than 750,000 residential, commercial and industrial customers in 12 states. Since its original consolidation of 22 businesses in 1993, Superior has acquired more than 100 businesses to build its network of 23 company-owned or operated solid waste landfills, 49 solid waste collection operations, 20 transfer stations and 15 recycling facilities.

       CONTACT: Alain Delrieu,  011-331-171711711,  Fax:  011-331-171713711,  or
Sandra Sokoloff, (212) 367-6892, both of Vivendi or George K. Farr, (414) 479-7834, Chief Financial Officer for Superior.